Exhibit 99.2

CPI Card Group Announces Additional Stock Purchase Agreement with
Majority Shareholder Parallel49 Equity ULC

Agreement for the second quarter follows expected completion of initial agreement on March 31, 2024

Littleton, CO – March 15, 2024 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payments technology company and leading provider of credit, debit, and prepaid card and digital solutions, including Software-as-a-Service-based instant issuance, today announced that it has entered into a second agreement to purchase shares of the Company’s common stock from Tricor Pacific Capital Partners (Fund IV) US, LP, a fund managed by Parallel49 Equity ULC (“Parallel49”), under the Company’s previously announced $20 million share repurchase authorization. The new agreement covers the period April through June and follows an initial agreement that expires on March 31, 2024.

Pursuant to the new agreement, the Company has agreed to purchase from Parallel49, and Parallel49 has agreed to sell to the Company, a number of shares equal to three times the number of shares acquired by the Company in the open market from non-Parallel49 holders from time to time during the period April 1, 2024 through June 30, 2024, up to a maximum of 325,000 shares. The purchase price for the shares to be acquired from Parallel49 will be equivalent to 98% of the volume-weighted average purchase price of shares bought by the Company in the open market from non-Parallel49 holders during that time period, with settlement occurring within five days of the end of the period. The agreement has been approved by the Audit Committee of the Board of Directors of the Company.

The Company will settle with Parallel49 for purchases made under the first agreement, which covered the period December 11, 2023 through March 31, 2024, within five days after March 31. As of December 31, 2023, Parallel49 owned 6.6 million shares of CPI common stock, or approximately 57% of outstanding shares. CPI purchasing shares from Parallel49 at a 3 to 1 ratio to open market purchases maintains or reduces the Parallel49 ownership percentage in CPI and minimizes the share repurchase program’s impact on CPI’s public float.

CPI and Parallel49 may enter into similar agreements in the future, consistent with the Company’s share repurchase authorization. The Company has an existing authorization to purchase up to $20 million of its common stock through open market purchases and privately negotiated transactions, expiring on December 31, 2024.

About CPI Card Group Inc.

CPI Card Group is a payments technology company providing a comprehensive range of credit, debit, and prepaid card and digital solutions, including Software-as-a-Service (SaaS) instant issuance. With a focus on building personal relationships and earning trust, we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees and our network of high-security production and card services facilities—located in the United States. CPI was named one of the 2024 Best Companies to Work For by U.S. News and World Report

and is committed to exceeding our customers’ expectations, transforming our industry, and enhancing the way people pay every day. Learn more at www.CPIcardgroup.com.

Forward-Looking Statements

Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including statements about our share repurchase plans and strategic initiatives, are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated. Reference is made to a more complete discussion of forward-looking statements and applicable risks that are described under the heading “Cautionary Statement Regarding Forward-Looking Information” and in Part I, Item 1A - Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2024 and our other reports filed from time to time with the SEC. We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com